UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2023

NOVAVAX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-26770	22-2816046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21 Firstfield Road
Gaithersburg, Maryland 20878
(Address of Principal Executive Offices, including Zip Code)

(240) 268-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	NVAX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on February 28, 2023, Dr. Gregory M. Glenn, M.D. notified Novavax Inc. (the “Company”) of his decision to retire as President, Research and Development, effective as of March 31, 2023. Dr. Glenn will continue to provide consulting services to the Company following his retirement, as further described below.

In connection with his retirement, the Company and Dr. Glenn entered into a consulting agreement (the “Consulting Agreement”) on March 20, 2023, pursuant to which Dr. Glenn will serve as the Company’s Strategic Research & Development Advisor and will provide consulting services to the Company following his retirement until December 31, 2024 (subject to earlier termination and extension, the “consulting period”). The Consulting Agreement provides that Dr. Glenn will receive a consulting fee (the “Consulting Fee”) of $25,000 per month in respect of his consulting services for the first twelve (12) months of the consulting period and $12,500 per month in respect of his consulting services for the remainder of the consulting period and, if applicable, any extended consulting period. The equity awards previously granted to Dr. Glenn will continue to be eligible to vest based on his continued service during the consulting period (but not any extended consulting period following December 31, 2024) in accordance with their existing terms, and any stock options and stock appreciation rights that remain outstanding and unexercised as of the last day of the consulting period will remain exercisable in accordance with the terms specified in the Consulting Agreement (collectively, the “Equity Treatment”). The Company will also reimburse Dr. Glenn for certain attorneys’ fees incurred in the negotiation of the Consulting Agreement. The Company may terminate the Consulting Agreement at any time for cause (as defined in the Consulting Agreement), and the Consulting Agreement may be terminated at any time without cause (as defined in the Consulting Agreement) by mutual written agreement of the parties and Dr. Glenn may terminate the Consulting Agreement at any time.

Under the terms of the Consulting Agreement, if Dr. Glenn’s service is terminated by the Company without cause or if Dr. Glenn terminates his service with the Company for good reason (as such terms are defined in the Consulting Agreement) prior to the end of the consulting period (but not, for the avoidance of doubt, during any consulting period following December 31, 2024), the Company will pay Dr. Glenn, in a lump sum payment, the amount of unpaid Consulting Fees, if any, that would otherwise be payable from the date of termination through December 31, 2024 and his outstanding equity awards will remain eligible for the Equity Treatment.

The post-termination period applicable to Dr. Glenn’s current non-competition and non-solicitation covenants will commence upon his retirement with the Company.

The foregoing description of the material terms of the Consulting Agreement for Dr. Glenn does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, a copy of which will be filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC.

Date: March 22, 2023	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary